China Natural Gas Announces Third Quarter 2010 Financial Results

XI’AN, China, November 15, 2010 /PRNewswire-Asia/ -- China Natural Gas, Inc. ("China Natural Gas" or the "Company") (NasdaqGM: CHNG), a leading provider of compressed natural gas (CNG) for vehicular fuel and pipeline natural gas for industrial, commercial and residential use in Xi'an, China, today announced its financial and operating results for the third fiscal quarter ended September 30, 2010.

Third Quarter Fiscal 2010 Financial Highlights

•	Revenues for the third quarter of fiscal year 2010 increased 10.9% year-over-year to $22.3 million, up from $20.1 million in the third quarter of 2009

•	Net income for the third quarter decreased 22.9% year-over-year to $3.6 million, compared with $4.6 million for the third quarter of 2009

•	Gross margin for the third quarter was 42.1% based on gross profit of $9.4 million, compared with a 48.3% margin in the same period last year

•	Operating income and operating margin for the third quarter were $4.0 million and 17.9%, respectively, compared to $5.9 million and 29.3%, respectively, in the third quarter of 2009

•	Earnings per diluted share were $0.17 for the quarter, compared with diluted EPS of $0.29 achieved in the same period a year ago

Nine Months Financial Highlights

•	Revenues for the nine months ended September 30, 2010 increased 5.8% year-over-year to $62.8 million, up from $59.4 million in the first nine months of 2009

•	Net income for the nine months decreased 4.5% year-over-year to $12.1 million, compared with $12.7 million for the first nine months of 2009

•	Gross margin for the nine months was 44.7% based on gross profit of $28.1 million, compared with a 49.9% margin in the same period last year

•	Operating income and operating margin for the nine months were $13.0 million and 20.7%, respectively, compared to $18.3 million and 30.8%, respectively, in the first nine months of 2009

•	Earnings per diluted share were $0.56 for the nine-month period, down 34.1% compared with diluted EPS of $0.85 achieved in the same period a year ago

Mr. Qinan Ji, Chairman and CEO of China Natural Gas, stated, “We have continued to grow our market presence in the third quarter with sales growth of 10.9% year-over-year and 5.8% sequentially. While procurement cost increases in a key geographic region restrained bottom-line growth this quarter, we maintained a healthy gross margin above 40% and net margin of approximately 16%, which demonstrates the attractiveness and flexibility of our business model. We look forward to the positive effect that our new LNG plant will have as we aim to complete the test run in the coming quarter.”

Third Quarter 2010 Results of Operations

Revenues

Revenues for the three months ended September 30, 2010 were $22.3 million as compared to $20.1 million for the three months ended September 30, 2009. The increase of $2.2 million, or 10.9%, was primarily due to the contribution of revenue beginning in August 2010 by the Company’s recent acquisition, Hanchuan Makou Yuntong Compress Natural Gas Co., Ltd., as well as the addition of four new fueling stations during the second quarter of 2010 and one new fueling station in the third quarter of 2009, offset by the closure of one fueling station during the third quarter of 2010, and an increase in the number of residential and commercial pipeline customers from 107,273 to 114,049 between September 30, 2009 and September 30, 2010.

For the three months ended September 30, 2010, sales of natural gas and gasoline made up 88.4% of total revenues, while the remaining 11.6% was generated from the Company’s installation and auto conversion services.

Gross Profit

Gross profit for the three months ended September 30, 2010 was $9.4 million as compared to $9.7 million for the three months ended September 30, 2009.  The decrease of $0.3 million, or 3.4%, was primarily due to increased procurement costs of natural gas for fueling stations in Henan Province, a main area of operations, as China Natural Gas continued its gradual shift from coal bed methane as a source of supply for its fueling stations to regular natural gas due to uncertainty in the market supply of coal bed methane as well as the increased market demand for both coal bed methane and natural gas. Costs of sales for the three-month period were $12.9 million as compared to $10.4 million for the same period a year ago. The Company’s gross margin was 42.1% and 48.3% for the three months ended September 30, 2010 and 2009, respectively.

Income from Operations

Operating income for the three months ended September 30, 2010 totaled $4.0 million as compared to $5.9 million for the three months ended September 30, 2009. The decrease of $1.9 million, or 32.2%, was largely impacted by the increase in procurement costs and by increases in operating expenses, including depreciation, rental expense, salaries, and electricity associated with the addition of four new fueling stations in the second quarter of 2010 and one new fueling station in the third quarter of 2009, offset by the disposal of one fueling station during the third quarter of 2010. Total operating expenses for the three-month period totaled $5.4 million, up 40.9% from $3.8 million for the same period a year ago.

Net Income

Net income for the three months ended September 30, 2010 was $3.6 million as compared to $4.6 million for the three months ended September 30, 2009, due to the reasons set forth above. Third quarter 2010 net margin was 16.1%, down from 23.1% in the previous year. Earnings per diluted share were $0.17 for the quarter, compared with diluted EPS of $0.29 for the same period a year ago.

Nine Months Results of Operations

Revenues

Revenues for the nine months ended September 30, 2010 were $62.8 million as compared to $59.4 million for the nine months ended September 30, 2009. The increase of $3.4 million, or 5.8%, was primarily due to the contribution of revenue beginning in August 2010 by the Company’s recent acquisition, Hanchuan Makou Yuntong Compress Natural Gas Co., Ltd., as well as the addition of four new fueling stations during the second quarter of 2010 and one new fueling station in the third quarter of 2009, offset by the closure of one fueling station during the third quarter of 2010, and an increase in the number of residential and commercial pipeline customers from 107,273 to 114,049 between September 30, 2009 and September 30, 2010.

For the nine months ended September 30, 2010, sales of natural gas and gasoline made up 87.5% of total revenues, while the remaining 12.5% was generated from the Company’s installation and auto conversion services.

Gross Profit

Gross profit for the nine months ended September 30, 2010 was $28.1 million as compared to $29.6 million for the nine months ended September 30, 2009. The decrease of $1.5 million, or 5.2%, was primarily due to increased procurement costs of natural gas for fueling stations in Henan Province. Costs of sales were $34.7 million for the nine-month period, up 16.7% from $29.8 million in the same period a year ago. The Company’s gross margin was 44.7% and 49.9%, respectively, for the nine months ended September 30, 2010 and 2009.

Income from Operations

Operating income for the nine months ended September 30, 2010 amounted to $13.0 million as compared to $18.3 million for the nine months ended September 30, 2009. The decrease of $5.3 million, or 28.7%, was largely impacted by the increase in natural gas procurement costs and by increases in operating expenses, including depreciation, rental expense, salaries, and electricity associated with the addition of four new fueling stations in the second quarter of 2010 and one new fueling station in the third quarter of 2009, offset by the disposal of one fueling station during the third quarter of 2010. Operating expenses for the nine months ended September 30, 2010 totaled $15.1 million, up 32.8% from $11.3 million in the same period a year ago.

Net Income

Net income for the nine months ended September 30, 2010 was $12.1 million as compared to $12.7 million for the nine months ended September 30, 2009, representing a decrease of 4.5%, due to the reasons set forth above. Net margin for the first nine months of 2010 was 19.3% as compared to 21.4% in the first nine months of 2009. Earnings per diluted share were $0.56 for the period, compared with diluted EPS of $0.85 for the same period in 2010.

Liquidity and Capital Resources

As of September 30, 2010, the Company’s current assets were $45.8 million and current liabilities were $12.0 million. Cash and cash equivalents totaled $36.3 million as of September 30, 2010, compared with $48.2 million as of December 31, 2009. The Company’s shareholders’ equity at September 30, 2010 was $162.1 million. The Company had cash provided by operating activities for the nine months ended September 30, 2010 and 2009 of $13.5 million and $18.3 million, respectively.

Business Highlights and Outlook

On September 2, 2010, the Company announced the completion of its first liquefied natural gas (LNG) fueling station. The station is Located in Hongqing District, Xi'an, and the Company believes it is the first LNG fueling station in Shaanxi Province. The LNG fueling station will initially serve as a working model to showcase the market potential of LNG to future users rather than to generate revenues.

On September 7, 2010, the Company announced that it has retained Ernst & Young, one of the Big Four accounting firms, to assist the Company in Sarbanes-Oxley compliance. According to the agreement, Ernst & Young will help the Company implement an internal control program. They will assist the Company's management in the recording, testing, and evaluating of internal controls involving entries and processes in financial reporting.

On October 21, 2010, the Company announced that the sales prices of both pipeline natural gas in Shaanxi Province and vehicular fuel in Xi'an have increased, effective October 20, 2010, according to a new notice from the Shaanxi Provincial Price Bureau and the Xi'an Municipal Pricing Bureau. The Shaanxi Provincial Price Bureau and Xi'an Municipal Pricing Bureau are responsible for developing and implementing pricing policies within the province and city, respectively.

On June 30, 2010, the Company commenced the test run of phase I of its LNG plant in Jingbian County, Shaanxi Province, which, when operational, will have a processing capacity of 500,000 cubic meters per day, or approximately 150 million cubic meters on an annual basis. The Company plans to begin commercial production of LNG following its completion of the test run of phase I of the Jingbian LNG plant. The remaining aspects of the test run, which management aims to complete in December 2010, include testing the operation of various components and equipment of phase I of the plant. The launch of operations will serve as a precursor to the China Natural Gas’ forward integration strategy, which involves the development of its own network of LNG fueling stations in Shaanxi and Hubei Provinces.

Full Year 2010 Guidance

China Natural Gas expects to generate total revenue of $84 million and net income of $16 million for the full year 2010, decreased from the guidance issued in the first quarter 2010, primarily due to increased procurement costs of natural gas for fueling stations in Henan Province, which are set by government authorities, and delays in construction of the Company’s LNG facility that have resulted in postponement of revenue contribution by the facility.

Conference Call and Webcast

Management will hold a conference call to discuss these results on Tuesday, November 16, 2010  at 8:00 a.m. EST (5:00 a.m. PST) . To participate in the call, please dial 1-877-941-8418, or 1-480-629-9812 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at the Company's website at http://www.naturalgaschina.com or alternately via the following link:

http://viavid.net/dce.aspx?sid=00007E16

A replay of the call will be available for two weeks from 11:00 a.m. November 16, 2010, EST until 11:59 p.m. EST on November 30, 2010. The number for the replay is 1-877-870-5176  or 1-858-384-5517 for international calls; the pin number for the replay is 4385423. In addition, a recording of the call will be available via the company's website at http://www.naturalgaschina.com for one year.

About China Natural Gas, Inc.

China Natural Gas transports and sells natural gas to vehicular fueling terminals, as well as commercial, industrial, and residential customers through its distribution networks in China's Shaanxi and Henan Provinces. The Company owns approximately 120 km of high-pressure pipelines and operates 27 CNG fueling stations in Shaanxi Province and 12 CNG fueling stations in Henan Province. China Natural Gas' four primary business lines include: (1) the distribution and sale of CNG through Company-owned CNG fueling stations for hybrid (natural gas/gasoline) powered vehicles; (2) the installation, distribution and sale of piped natural gas to residential, commercial and industrial customers through Company-owned pipelines; (3) the distribution and sale of gasoline through Company-owned CNG fueling stations for hybrid (natural gas/gasoline) powered vehicles; and (4) the conversion of gasoline-fueled vehicles to hybrid (natural gas/gasoline) powered vehicles through its auto conversion division.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future plans and prospects are forward looking and subject to risks. China Natural Gas, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to fourth parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$36,340,993	$48,177,794
Accounts receivable, net of allowance for doubtful accounts of $298,069 and
$163,280 as of September 30, 2010 and December 31, 2009, respectively	1,388,340	1,289,116
Other receivables	152,828	709,741
Other receivable - employee advances	304,257	338,689
Inventories	942,683	841,837
Advances to suppliers	2,637,902	596,868
Prepaid expense and other current assets	4,011,747	1,076,915
Loans receivable	-	293,400
Total current assets	45,778,750	53,324,360

INVESTMENT IN UNCONSOLIDATED JOINT VENTURES	1,497,000	1,467,000
PROPERTY AND EQUIPMENT, NET	81,451,064	72,713,012
CONSTRUCTION IN PROGRESS	90,032,715	52,918,236
DEFERRED FINANCING COSTS	1,029,624	1,336,998
OTHER ASSETS	17,512,159	15,854,910

TOTAL ASSETS	$237,301,312	$197,614,516

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,832,686	$2,081,261
Other payables	109,981	80,788
Other payable - related party	1,347,300	-
Unearned revenue	2,220,352	1,813,641
Accrued interest	135,415	786,052
Taxes payable	1,870,183	1,901,577
Notes payable - current maturities, net of discount $856,949 and $0 as of
September 30, 2010 and December 31, 2009, respectively	2,476,384	-
Total current liabilities	11,992,301	6,663,319

LONG TERM LIABILITIES:
Notes payable, net of discount $9,426,443 and $12,707,713 as of
September 30, 2010 and December 31, 2009, respectively	27,240,224	27,292,287
Derivative liabilities - warrants	18,037,635	19,545,638
Long term debt	17,964,000	-
Total long term liabilities	63,241,859	46,837,925

Total liabilities	75,234,160	53,501,244

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.0001 per share; 5,000,000 shares authorized; none issued;	-	-
Common stock, $0.0001 per share; 45,000,000 shares authorized, 21,321,904 and 21,183,904 shares
issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	2,132	2,118
Additional paid-in capital	81,602,751	79,851,251
Cumulative other comprehensive gain	12,775,770	8,714,019
Statutory reserves	7,326,855	5,962,695
Retained earnings	60,359,644	49,583,189
Total stockholders' equity	162,067,152	144,113,272

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$237,301,312	$197,614,516

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues
Natural gas revenue	$17,836,178	$15,454,386	$49,540,810	$46,140,884
Gasoline revenue	1,904,357	1,633,478	5,407,013	4,440,892
Installation and others	2,585,939	3,037,320	7,881,073	8,813,594
Total revenues	22,326,474	20,125,184	62,828,896	59,395,370

Cost of revenues
Natural gas cost	9,904,265	7,536,188	26,126,909	21,773,635
Gasoline cost	1,798,825	1,534,806	5,076,397	4,194,615
Installation and others	1,234,189	1,336,498	3,525,895	3,797,586
Total cost of revenues	12,937,279	10,407,492	34,729,201	29,765,836

Gross profit	9,389,195	9,717,692	28,099,695	29,629,534

Operating expenses
Selling expenses	3,663,654	2,668,175	9,610,436	7,845,784
General and administrative expenses	1,732,058	1,160,587	5,463,580	3,503,265
Total operating expenses	5,395,712	3,828,762	15,074,016	11,349,049

Income from operations	3,993,483	5,888,930	13,025,679	18,280,485

Non-operating income (expense):
Interest income	49,403	7,248	398,790	23,940
Interest expense	-	(68,407)	-	(745,064)
Other income (expense), net	(18,914)	178,728	24,624	(137,954)
Change in fair value of warrants	449,820	(357,979)	1,508,003	(1,473,762)
Foreign currency exchange gain (loss)	(54,167)	280	-96,942	(50,527)
Total non-operating income (expense)	426,142	(240,130)	1,834,475	(2,383,367)

Income before income tax	4,419,625	5,648,800	14,860,154	15,897,118

Provision for income tax	834,783	1,001,281	2,719,539	3,185,220

Net income	3,584,842	4,647,519	12,140,615	12,711,898

Other comprehensive income
Foreign currency translation gain	3,302,747	195,040	4,061,751	39,928
Comprehensive income	$6,887,589	$4,842,559	$16,202,366	$12,751,826

Weighted average shares outstanding
Basic	21,321,904	15,754,696	21,251,882	14,985,001
Diluted	21,422,527	16,139,820	21,532,612	15,035,172

Earnings per share
Basic	$0.17	$0.29	$0.57	$0.85
Diluted	$0.17	$0.29	$0.56	$0.85

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	Nine Months Ended September 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,140,615	$12,711,898
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,798,446	4,175,175
Loss on disposal of equipment	-	21,372
Provision for bad debt	129,167	-
Amortization of discount on senior notes	-	280,250
Amortization of financing costs	-	63,940
Stock based compensation	1,075,315	186,672
Change in fair value of warrants	(1,508,003)	1,473,762
Change in assets and liabilities:
Accounts receivable	(200,764)	(235,396)
Other receivable	561,238	(31,011)
Other receivable - employee advances	40,640	93,231
Inventories	(82,178)	(754,309)
Advances to suppliers	(1,993,592)	(971,240)
Prepaid expense and other current assets	(2,778,533)	223,206
Accounts payable and accrued liabilities	1,681,392	611,924
Other payables	27,211	121,234
Unearned revenue	363,203	796,827
Accrued interest	(650,637)	(586,173)
Taxes payable	(69,060)	80,025
Net cash provided by operating activities	13,534,460	18,261,387

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to third parties	(14,259,240)	-
Repayment from loan to third parties	14,553,440	-
Proceeds from sales of equipment	-	41,308
Purchase of property and equipment	(6,557,183)	(47,797)
Additions to construction in progress	(22,433,455)	(18,064,065)
Return of acquisition deposit	1,618,100	449,970
Prepayment for long term assets	(8,323,603)	(4,434,118)
Prepayment for land use rights	(1,765,200)	-455,830
Payment for acquisition of business	(3,648,080)	-
Payment for intangible assets	(4,882,939)	-68,347
Net cash used in investing activities	(45,698,160)	(22,578,879)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long term loan	17,652,000	-
Stock issued from exercise of stock options	676,200	-
Proceeds from stock issurance	-	57,607,813
Payment for offering costs	-	(3,237,452)
Proceeds from related party loan	1,323,900	-
Net cash provided by financing activities	19,652,100	54,370,361

Effect of exchange rate changes on cash and cash equivalents	674,799	24,327

NET (DECREASE) INCREASE IN CASH & CASH EQUIVALENTS	(11,836,801)	50,077,196

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	48,177,794	5,854,383

CASH & CASH EQUIVALENTS, END OF PERIOD	$36,340,993	$55,931,579

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid, net of capitalized interest	$2,629,926	$1,014,956
Income taxes paid	$3,012,334	$3,176,730
Non-cash transactions for investing and financing activities:
Construction in progress transferred to property and equipment	$4,143,807	$2,199
Prepayment on long term assets transferred to construction in process	$15,924,502	$57,756
Capitalized interest - amortization of discount of notes payable and issuance cost	$2,731,695	$1,983,698

This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission, which includes the accompanying notes.

For more information, please contact:

China Natural Gas, Inc.
Jacky Shi
IR Director
Tel:   +86-29-8832-3325 x922
Cell:  +86-139-9287-9998
Email: yjshi@naturalgaschina.com

Investor Relations:
Dave Gentry, U.S.
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 104
Email: info@redchip.com

Jing Zhang, China
RedChip Beijing Representative Office
Tel: +86 10-8591-0635
Web: http://www.RedChip.com

SOURCE: China Natural Gas, Inc.